MEMBER INTERESTS PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of the 30th day of June , 2013 (“the Agreement”), between Metwood, Inc., a Nevada corporation (the "Buyer"), Falah Family Trust, Ghanimah Holdings Trust, Grand Executive Trust, Ibadah Life Trust, Premier Executive Trust, Rainco Holdings Trust, Yang Family Trust and Rainco Management, LLC (collective from time to time herein, “Seller”) and Robert M. Callahan, President and Chief Executive Officer of Buyer (“Mr. Callahan” and collectively with the Buyer and Sellers, the “Parties”) Buyer and Seller are from time to time hereinafter jointly referred to as “the Parties”.

R E C I T A L S

WHEREAS, Buyer is a publically traded small cap company located in Boones Mill, Virginia.

WHEREAS, Sellers are the members, the owners and the manager of Global Energy Group, LLC;

WHEREAS, the Buyer and the Sellers have determined that a business combination between Buyer and Sellers to be effected by the assets exchange described in Section 1 herein (the “Exchange”) in which the Buyer is granted “Membership Interests”, (the “Membership Interests”) in Global Energy Group, LLC in exchange for preferred shares of the Buyer, (as further described in Section 2), all upon the terms and subject to the conditions set forth herein. After their respective due diligence examinations the Parties have determined that the transactions contemplated herein are advisable and in their best interests, and in the best interests of the stockholders, and the consummation of this Agreement presents an opportunity for the Parties to achieve long-term strategic and financial benefits.

WHEREAS, both Buyer and Sellers have determined that the Exchange is fair to, and in their respective best interests, and each has approved and declared the advisability of entering into this Agreement; and

WHEREAS, the Parties intend that the Exchange qualify for income tax purposes as a tax-free exchange pursuant to the Internal Revenue Code of 1986, as amended (the “Code”). Should it be finally determined by a taxing authority that the Exchange, or any part thereof, is not a tax free exchange, then the Parties in their sole discretion may elect to rescind this Agreement and return each to its pre-closing status.

NOW, THEREFORE, in consideration of the promises and the mutual covenants, representations and warranties contained herein, the “Parties” hereto, intending to be legally bound, hereby agree as follows:

1. Exchange of Member Interests. Except as otherwise provided herein, on the Closing Date, as defined herein, the Seller shall sell, assign, transfer and deliver to the Buyer all of the authorized, issued and outstanding member interests (the “Member Interests”) of Global Energy Group, LLC ( “Global Energy”).

In confirmation of the foregoing exchange, assignment and transfer, Global Energy shall execute and deliver to the Buyer at the Closing an Amended Operating Agreement in the form of Exhibit “A” listing the Buyer as the sole Member and such other instruments and assignments as may be reasonably necessary to convey to the Buyer good title to the Membership Interests.

2. Consideration and Payment.

2.1 Purchase Price. The aggregate purchase price for the Member Interests (the "Purchase Price") shall be Buyer securities valued at an amount equal to the sum of One Hundred Twenty Seven Million ($127,000,000.00) Dollars.

2.2 Payment of Purchase Price. The Buyer shall pay the Purchase Price by delivering to the Seller at the time of Closing;

2.2.1 Twenty million (20,000,000) fully paid and non-assessable shares of Buyer’s Series A Preferred stock (the “Preferred Shares’), each such share having an agreed value of Five Dollars ($5.00). For so long as Seller is the holder of the Preferred Shares, Buyer shall also pay to Seller an annualized cash dividend of Sixty Cents per share ($0.60), such dividend payments to be made quarterly beginning the last day of the first calendar quarter after the Closing Date;

2.2.2 Sixty million (60,000,000) fully paid and non-assessable restricted common shares of Buyer (the common shares), each such share having an agreed value of forty five cents ($0.45).

Buyer shall register on the books of the Buyer, the Preferred Shares as required by law.

2.3 Voting Rights of Preferred Shares. The Preferred Shares delivered to Seller pursuant to the terms of this Agreement shall be entitled to vote as a separate class on any matter which properly comes before a meeting of the shareholders of Buyer on the basis of one vote per share. In addition, until such time as the debt from the Buyer to the Seller (as reflected in the SEC Filings, as defined below) as well as any additional debt from the Buyer to the Seller, is satisfied, a majority vote of all of the votes entitled to be cast by the Preferred Shares at a meeting of the shareholders shall be required to authorize and approve any of the following actions:

2.3.1 The Amendment, alteration or repeal of any provision of the Articles of Incorporation or bylaws of the Buyer;

2.3.2 The purchase, lease or other acquisition of all or substantially all of the properties or assets of another business entity;

2.3.3 The authorization or approval of the issuance of any shares of any class of Buyer’s stock, or any right, option, warrant or security convertible into, or exchangeable for, shares of any class of the Buyer’s stock, except in the case of current convertible securities, securities issued to employees, executives, or directors, or in the case of a financing that would satisfy all outstanding debt from the Seller to the Buyer.

2.3.4 The issuance or approval of the issuance of any debt securities, except or in the case of a financing that would satisfy all outstanding debt from the Buyer to the Seller;

2.3.5 The making of any payment on account of the repurchase, redemption or retirement of any shares of any class of Buyer’s stock or debt securities;

2.3.6 The effecting of any material change in the conduct or operation of Buyer’s business as reported in the Buyer’s SEC Filings (as defined below) (the “Business”), except as approved by the Buyer’s Board of Directors.

2.3.7 The incurrence of any debt or acting as a guarantor or surety of any debt in excess of $10,000 or any lien against the assets of the Seller, except in the case of the ordinary course of business, including bank lines of credit or in the case of a financing that would satisfy all outstanding debt from the Seller to the Buyer;

2.3.8 The voluntary dissolution, liquidation, winding-up or carrying out of any partial liquidation, distribution or other transaction in the nature of a partial liquidation or distribution;

2.3.9 The exchange, transfer, lease or other disposition of all or substantially all of Buyer’s property or assets; or

2.3.10 The entrance into any merger or share exchange with any other corporation or business entity.

2.4 Termination of Restrictive Covenants. At such time as the debt from the Buyer to the Seller (as reflected in the SEC Filings, as defined below) as well as any additional debt from the Buyer to the Seller, is satisfied, all restrictive covenants in this Agreement shall be terminated and the Series A Preferred Stock may converted into an equal number of common stock of the Buyer.

2.5 Metwood Inc., on behalf of Global Energy Group, shall pay down a portion of the outstanding debt of Universal Bioenergy Inc., with Metwood common stock, for the purpose of reducing Universal's outstanding debt and liabilities, improving its Balance Sheet, and increasing its shareholder equity. The parties shall determine the amount of debt to be paid down, the associated debt holders, and the amount of Metwood's common stock to be paid or exchanged for the debt in this transaction.

3. Closing, Closing Date. The Closing of the exchange and purchase of the Membership Interests contemplated hereby shall take place at the offices of DeLong, Caldwell, Bridgers & Fitzpatrick, LLC, 3100 Centennial Tower, 101 Marietta Street, Atlanta, GA 30303 on November 30, 2012, or at such other place or at such time or date as the parties may mutually agree in writing. The time and date upon which the Closing occurs is herein called the "Closing Date". The effective date of this transaction, upon Closing, is June 30, 2013 (the “Effective Date”).

4. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer as follows:

4.1 Due Incorporation and Qualification. Global Energy is a limited liability company duly organized, validly existing and in good standing under the laws of Georgia, and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted. Global Energy is qualified to transact business and is in good standing in each jurisdiction in which the nature of its Business or location of its properties requires such qualification.

4.2 No Material Adverse Change. There has been no material adverse change in the Member Interests or in the condition of Global Energy insofar as it pertains to the Member Interests, and the Seller is not aware of any such change which is threatened, nor has there been any damage, destruction or loss materially affecting the Member Interests.

4.3 Compliance with Laws. Global Energy has complied with all federal, state, county, local and foreign laws, ordinances, regulations, orders, judgments, injunctions, awards or decrees to which it is known to be subject, and it has not received any notice of violation of any of the foregoing.

4.4 Authority to Execute and Perform Agreements. Seller has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of the Seller enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. No approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body, and (except as otherwise specified in this Agreement) no approval or consent of any other person, is required in connection with the execution and delivery by the Seller of this Agreement and the consummation and performance by the Seller of the transactions contemplated hereby and thereby.

The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate, conflict with or otherwise result in the breach or violation of any of the terms and conditions of, result in a material modification of or constitute (or with notice or lapse of time or both would constitute) a default under (I) Global Energy’s Certificate of Organization or Operating Agreement; (ii) any instrument, material contract or other agreement to which the Seller is a party or by or to which it or any of its assets or properties is bound or subject; (iii) any statute or any regulation, order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against or binding upon or applicable to, the Seller or upon the securities, properties or business of the Seller; or (iv) any Permit.

4.5 Litigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator, governmental or regulatory body against or involving the Seller or Global Energy. Neither the Seller nor Global Energy is a party to, or to the knowledge of the Seller, threatened with, any litigation or judicial, administrative or arbitration proceeding related to Global Energy’s business which if decided adversely to the Seller could delay the consummation of the transactions contemplated hereby or have a material adverse effect upon the transactions contemplated hereby or upon the Seller's or Global Energy’s assets, properties, business, operations or condition (financial or otherwise), or which could create a material liability of the Seller or Global Energy. To the knowledge of Seller, Global Energy has complied in all material respects with all applicable laws, rules and regulations to which it is subject. There are no material controversies pending or threatened between Global Energy and any of its employees. No union or other collective bargaining unit has been certified or recognized by Global Energy as representing any of its employees.

4.6 Liens. The Seller owns outright and has good and marketable title to the Member Interests, free and clear of any lien or other encumbrance.

4.7 Undisclosed Liabilities. Global Energy does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, relating to Global Energy’s business including, but not limited to, liabilities on account of taxes, other governmental charges or lawsuits brought, whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement which have not been fully and adequately disclosed to the Buyer in writing.

4.8 Tax Matters. The Buyer will not assume or otherwise become liable for any income, excise, exchanges, use, gross receipts, franchise, employment, payroll related, property or any other tax of any sort related to the assets, business or property of Global Energy or Seller with respect to any period commenced prior to the Closing Date or arising out of the transaction contemplated hereby (other than exchanges or transfer taxes arising out of the transfer of the Member Interests to Buyer which the Buyer will assume).

4.9 Full Disclosure. To the best of Its knowledge, all documents and other papers delivered by or on behalf of the Seller and regarding Global Energy in connection with this Agreement and the transactions contemplated hereby are true, complete and correct as of the date of delivery and will be true, complete and correct as of the Closing; and all contracts and other agreements or instruments included thereunder are valid, subsisting and binding on the parties thereto in accordance with their terms. The information furnished by or on behalf of the Seller to the Buyer in connection with this Agreement and the transactions contemplated hereby does not contain any statement which is untrue in any material manner and does not omit to state any material fact necessary to make the statements made, in the context in which made, not false and misleading.

4.10 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Seller or any action taken by the Seller.

4.11 Operations of the Seller. Global Energy has operated its business in the ordinary course and consistent with past practice and it has not:

4.11.1 materially changed, or agreed to materially change, any of its business policies or practices relating to or affecting the Member Interests, including, without limitation, advertising, marketing, pricing, purchasing, personnel, exchanges, returns, budget or product acquisition policies or practices;

4.11.2 suffered or incurred any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the assets, properties, business, operations or conditions (financial or otherwise) of Global Energy relating to the company’s business; or

4.11.3 except in the ordinary course of Global Energy, entered into, or agreed to enter into, any other material contract or other agreement or other material transaction relating to the Member Interests.

5. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows:

5.1 Due Incorporation. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and lawful authority to own its assets and properties and to carry on its business as now conducted.

5.2 Corporate Power of the Buyer. The Buyer has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and to perform fully its obligations under this Agreement. This Agreement has been duly executed and delivered and is the valid and binding obligation of the Buyer enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. Buyer is a public company that files reports with the Securities and Exchange Commission pursuant to the Securities Act of 1934, as amended (the “SEC Filings”) which may need approval or consent of a foreign, federal, state, county, local or other governmental or regulatory body to consummate the transactions contemplated by this Agreement. Prior to Closing, Buyer shall obtain such approvals of such entity or entities as may be required. At the Closing, Buyer shall deliver all such approvals to Seller and shall provide appropriate approvals and authorizations from its Board of Directors to undertake and close the transactions contemplated by this Agreement.

5.3 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the transaction contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Buyer or any action taken by the Buyer.

5.4 Startup. The Buyer is a startup company in its research and development stage. The Parties acknowledge, understand and agree that the Seller is taking a substantial risk in this undertaking. Accordingly, the parties agree as follows:

5.4.1 The Parties agree that each Party was provided the opportunity to be separately represented by counsel, counsel was not involved in the negotiations of the terms and conditions of this Agreement and acted only to prepare this Agreement based on client instructions, and each party had the opportunity to be advised by their respective accountants as to the tax implications of the matters underlying this transaction.

5.4.2 Board of Directors. Simultaneous with the Closing, the Board of Directors of Buyer shall be fixed at five (5) Directors. The Buyer will retain the right, at its discretion, to recommend three (3) of those Directors and the Buyers shall use its best efforts to appoint any Seller nominees to the Buyer’s Board of Directors to serve in accordance with the Buyer's bylaws (and this is expressly not intended to provide a change of control);

5.4.3 Additional Shares. Except for those common shares and securities permitted pursuant to Section 2.3.3 herein, Buyer shall not authorize, reserve or issue additional shares of its common stock or its preferred stock without first obtaining the express written consent of the majority holders of the Preferred Stock. Buyer shall not authorize that its issued and outstanding shares be split, or that a dividend of shares be paid to current shareholders without first obtaining the express written consent of the majority holders of the Preferred Stock.

5.4.4 Right to Rescind. In the event that after the Effective Date, and for a period of six months thereafter, the transactions contemplated by this Agreement are challenged by a current shareholder, by a shareholder group, or by any regulatory or taxing authority, Seller, in its sole discretion, may elect to rescind the transaction in its entirety. In the event that Seller makes the election to rescind, Seller shall notify the Board of Directors of Buyer in writing that it has elected to rescind. Immediately thereafter, title to the Member Interests shall be conveyed to Seller, the Preferred Shares shall be returned to Buyer, and Buyer shall reimburse Seller for all reasonable expenses it has incurred in connection with the negotiation, execution and closing of this Agreement, any and all dividends paid to Seller shall remain the property of Seller, and the parties shall have no further duties or obligations under this Agreement.

6. Covenants and Agreements. The parties covenant and agree as follows:

6.1 Seller's Conduct of Business. From the date hereof through the Effective Date, the Seller shall conduct the Business in the ordinary course of business consistent with past practice and, without the prior written consent of the Buyer, shall not undertake any of the following actions:

6.1.1 waive, or agree to waive, any right of material value to Global Energy’s business;

6.1.2 change, or agree to change, any business or accounting policies or practices which relate to Global Energy’s business, including, without limitation, advertising, marketing, pricing, purchasing, personnel, exchanges, returns, budget or product acquisition policies or practices in each case in a manner which could materially and adversely affect the Membership Interests or the operations or financial condition of Global Energy’s business;

6.1.3 suffer or incur any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Member Interests or the operations or financial condition of Global Energy’s business;

6.1.4 terminate, or agree to terminate, or fail to renew any contract or other agreement that is material to the Member Interests or the operations or financial condition of Global Energy’s business taken as a whole; or

6.1.5 except in the ordinary course of business, enter into or amend, or agree to enter into or amend, any other contract or other agreement or other transaction material to the Member Interests or the operations or financial condition of Global Energy’s business.

6.2 Litigation. From the date hereof through the Closing Date, the Seller shall promptly notify the Buyer of any investigations of which the Seller has knowledge or any lawsuits, claims or proceedings which after the date hereof are commenced or, to the knowledge of the Seller, threatened in writing against the Seller or against Global Energy and any officer, director, employee, consultant, agent, stockholder or other representative of the Seller or Global Energy, in each case, arising out of or relating to the affairs or conduct of Global Energy’s business or relating to the Member Interests.

6.3 Tax Free Exchange. The parties are entering into this transaction with the understanding and belief that it is a tax free exchange. In section 2.2, the stated value of the preferred shares is Five Dollars ($5.00) per share or One Hundred Million Dollars ($100,000,000) for twenty million (20,000,000) preferred shares. At this time the preferred shares have no market or trading value in their current form. The true or real value can only be determined at the time of future conversions based on a cash redemption or conversion of the Preferred Shares to common shares on the basis of six common shares for each Preferred Share (6/1). Should a taxing authority, at any time in the future, question or challenge the tax free nature of the transaction, either party in its sole discretion may elect to rescind and unwind the transaction. Should either party make the election authorized under this subpart, then the parties shall take all such steps as may be necessary and appropriate to return themselves and each other to the respective positions that each had occupied before the execution of this Securities Purchase Agreement.

6.4 Valuation. The parties understand and agree that there is no market value for its Preferred shares, and there is no assurance that a market for those shares will ever exist. Under the circumstances, an arbitrary value for the Preferred Shares to be delivered to Seller in accordance with the terms of this Agreement has been agreed upon. The parties anticipate that as Seller's business operations develop and expand, a quantifiable value for the Preferred shares will be established. Accordingly, the parties understand and agree that the actual value of the Preferred Shares to Common Shares to be applied to any conversion of Preferred Shares to Common Shares must be determined on a future date if and when the preferred shares are converted to common shares on the basis of six common shares for each Preferred Share (6/1).

6.5 Continued Effectiveness of Representations and Warranties of the Seller. From the date hereof through the Closing Date, Global Energy shall conduct business in such a manner so that the representations and warranties of Seller contained in the Agreement continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and the Buyer shall promptly be given notice of any event, condition or circumstance occurring from the date hereof through the Closing Date which would constitute a violation or breach of this Agreement.

6.6 Consent to Jurisdiction and Service of Process. Any and all service of process and any other notice in any action, suit or proceeding arising under this Agreement shall be effected against the opposing party in accordance with the rules of the forum in which the matter is initiated and/or pending.

6.7 Expenses of Exchange. The Parties to this Agreement shall bear their respective direct and indirect expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated, including, but not limited to, all fees and expenses of agents, representatives, counsel and accountants. Any and all taxes resulting from the exchange, assignment, transfer and delivery hereunder of the Member Interests shall be paid by the Buyer.

6.8 Payment of Taxes. Seller will be responsible for and pay all Federal, state and local taxes, relating to the Member Interests prior to the Closing Date, and the transactions contemplated by this Agreement. Buyer will be responsible for and pay all such taxes relating to the Member Interests for any period on and after the Closing Date, provided, however, that Buyer shall have no obligation for any taxes payable as a result of the receipt of the Purchase Price by Seller.

6.9 Access. From the date hereof through the Closing Date, the Seller shall be entitled, through its employees and representatives, to make such investigations of the business operations of the Buyer and such examination of the books, records and financial condition of the Buyer, including the month end report after thirty days, as the Seller reasonably considers necessary. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Buyer shall cooperate fully therein. No investigation by the Seller shall, however, diminish or obviate in any way any of the representations, warranties, covenants or agreements of the Buyer under this Agreement. If this Agreement terminates, the Seller and its affiliates shall return to the Buyer all copies of documents obtained during the course of such investigation or prior thereto and shall keep confidential and shall not disclose to others or use for their benefit or for the benefit of others in any manner any information obtained during the course of such investigation or prior thereto, unless readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by the Seller independently of any investigation of the Buyer, or received from a third party not known to the Seller to be under an obligation to the Buyer to keep such information confidential. Promptly after the Closing or the termination of this Agreement, the Seller and its affiliates shall return to the Buyer all copies of documents, if any, obtained during the course of such investigation or prior thereto which do not relate to the business of the Buyer and shall keep confidential and shall not disclose to others or use in any manner any information which does not relate to the business of the Buyer, unless readily ascertainable from public or published information or trade sources, or already known or subsequently developed by the Seller independently of any investigation pursuant to this Section 6.9, or received from a third party not known to the Seller to be under an obligation to the Buyer to keep such information confidential.

From the date hereof through the Closing Date, the Buyer shall be entitled, through its employees and representatives, to make such investigations of the business operations of Global Energy and such examination of the books, records and financial condition of Global Energy as the Buyer reasonably considers necessary. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Seller shall cause Global Energy to cooperate fully therein. No investigation by the Buyer shall, however, diminish or obviate in any way any of the representations, warranties, covenants or agreements of the Seller under this Agreement. If this Agreement terminates, the Buyer and its affiliates shall return to Global Energy all copies of documents obtained during the course of such investigation or prior thereto and shall keep confidential and shall not disclose to others or use for their benefit or for the benefit of others in any manner any information obtained during the course of such investigation or prior thereto, unless readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by the Buyer independently of any investigation of Global Energy, or received from a third party not known to the Buyer to be under an obligation to Global Energy to keep such information confidential. Promptly after the Closing or the termination of this Agreement, the Buyer and its affiliates shall return to the Seller all copies of documents, if any, obtained during the course of such investigation or prior thereto which do not relate to the business of Global Energy and shall keep confidential and shall not disclose to others or use in any manner any information which does not relate to the business of Global Energy, unless readily ascertainable from public or published information or trade sources, or already known or subsequently developed by the Buyer independently of any investigation pursuant to this Section 6.9, or received from a third party not known to the Buyer to be under an obligation to the Buyer to keep such information confidential.

7. Conditions Precedent to the obligations of the Seller. The obligations of the Seller to complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it:

7.1 Representations and Covenants. The representations and warranties of the Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Buyer shall have performed and complied with all covenants or agreements required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date.

7.2 No Material Adverse Change. There shall have been no material adverse change in the operations or financial condition of the business of the Buyer taken as a whole, and the Buyer shall not know of any such change which is pending or contemplated.

7.3 Operating Agreement. The Seller shall have executed and delivered to the Buyer an amended Operating Agreement identifying the Buyer as the sole Member.

7.4 Litigation. No action, suit or proceeding shall have been instituted by any governmental or regulatory body before any court or governmental or regulatory body to restrain, modify or prevent the carrying out of the transactions contemplated hereby or which has or may have a material adverse effect on the Member Interests or operations or financial condition of Global Energy’s business.

7.5 Secretary's Certificates. Buyer shall have delivered to the Seller certificates, in form and substance reasonably satisfactory to the Seller, signed by the Secretary or Assistant Secretary of Buyer, dated the Closing Date, certifying that full and complete copies of the minutes of the board of directors of Buyer authorizing and approving this Agreement and the transactions contemplated hereby are attached thereto.

7.6 Corporate Examination. The Seller shall be satisfied with the results of the corporate examinations and investigations that it has made as authorized by this Agreement.

8. Conditions Precedent to the Obligations of the Buyer. The obligations of the Buyer to complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Buyer:

8.1 Secretary's Certificates. Seller shall have delivered to the Buyer certificates, in form and substance reasonably satisfactory to the Buyer, signed by Seller and Global Energy’s manager, dated the Closing Date, certifying that full and complete copies of minutes of Global Energy and Seller authorizing and approving this Agreement and the transactions contemplated hereby are attached thereto.

9. Survival of Representations and Warranties of the Buyer and Mr. Carter. Notwithstanding any right of the Seller fully to investigate the affairs of the Buyer and notwithstanding any knowledge of facts determined or determinable by the Seller pursuant to such investigation or right of investigation, the Seller has the right to rely fully upon the representations, warranties, covenants and agreements of the Buyer contained in this Agreement or in any document delivered to the Seller by the Buyer or Mr. Callahan or any of its or their representatives in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder.

10. Indemnification.

10.1 Obligation of the Buyer to Indemnify. The Buyer shall indemnify, defend and hold harmless the Seller and its directors, officers, employees, affiliates and assigns from and against any actual losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) (the "Losses") based upon, arising out of or otherwise due to: (I) any breach of any representation, warranty, covenant or agreement of the Buyer or Mr. Callahan contained in this Agreement or in any document or other writing delivered to the Seller as a part of the transactions contemplated hereby; and (ii) any liability or obligation not assumed by the Seller herein.

10.2 Obligation of the Seller to Indemnify. The Seller shall indemnify, defend and hold harmless the Buyer from and against any losses arising out of or due to (I) any breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement or in any document or other writing delivered pursuant hereto; and (ii) any liability or obligation assumed by the Seller herein.

10.3 Notice to Indemnifying Party. If any party (the “Indemnitee”) receives notice of any claim or the commencement of any action or proceeding with respect to which any other party (or parties) is obligated to provide indemnification (the "Indemnifying Party") pursuant to, the Indemnitee shall immediately upon such receipt give the Indemnifying Party notice thereof. Such notice shall be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement and shall describe the claim in detail adequate to inform the Indemnifying Party of the nature of and basis for the claim being asserted and shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party may elect, at its sole discretion, to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee. If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within thirty (30) days (or sooner, if the nature of the asserted liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall fully cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, any such asserted liability. (In such case, the Indemnitee may participate, with counsel of its choice, at its own expense.) If the Indemnifying Party elects not to compromise or defend against the asserted liability, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may at the Indemnifying Party's expense, pay, compromise or defend such asserted liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

11. Covenant by Mr. Callahan. Without limiting the other obligations of Mr. Callahan contained elsewhere in this Agreement, Mr. Callahan, in his capacity as President and CEO of Buyer, and to the extent legally permitted, unconditionally agrees to cause the full and timely performance of all obligations of the Buyer under this Agreement, when and as each such obligation shall be required to be performed, in accordance with the terms of this Agreement.

12. Miscellaneous.

12.1 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued without advance approval of the form and substance thereof by the Seller and the Buyer.

12.2 Confidentiality. The Seller and the Buyer agree to keep the terms and conditions of this Agreement confidential except insofar as disclosure may be required by law or regulation or legal process and, in such event, the party so required to disclose shall provide the other party with prompt notice to enable it to seek a protective order or other appropriate remedy preventing disclosure.

12.3 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or if mailed, five days after the date of mailing, as follows:

(I) if to the Buyer or Mr. Callahan, to:

Robert M. Callahan

Metwood, Inc.

819 Naff Road

Boones Mill, VA 24065

(ii) if to the Seller, to:

Nicole C. Singletary

Rainco Industries, Inc.

3100 Centennial Tower

101 Marietta Street

Atlanta, Georgia 30303

Any party may, by notice given in accordance with this Section, to the other party, designate another address or person for receipt of notices hereunder.

12.4 Entire Agreement. This Agreement (including the Exhibits hereto) contains the entire agreement among the Parties with respect to the purchase of the Membership Interests and related transactions and supersedes all prior agreements, written or oral, with respect thereto.

12.5 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

12.6 Exhibits and Schedules. The Exhibits to this Agreement are a part of this Agreement as if set forth in full herein.

12.7 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single document.

12.9 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

12.9.1 at the election of the Seller, if one or more of the conditions set forth in Section 7 have not been fulfilled as of the scheduled Closing Date; or

12.9.2 at the election of the Buyer, if one or more of the conditions set forth in Section 8 has not been fulfilled as of the scheduled Closing Date; or

12.9.3 at any time on or prior to the Closing Date, by mutual written consent of the Seller and the Buyer.

If this Agreement so terminates, it shall become null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of any party on account of the nonsatisfaction of the conditions set forth in Sections 7 and 8 resulting from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of another party under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first above written.

BUYER
METWOOD, INC.
/s/ Shawn A. Callahan	By: /s/ Robert M. Callahan
Secretary	Its: CEO

[CORPORATE SEAL]

SELLERS

FALAH FAMILY TRUST	PREMIER EXECUTIVE TRUST
By: /s/ Earnest H. DeLong	By: /s/ Earnest H. DeLong
Its: Trustee	Its: Trustee

GHANIMAH HOLDINGS TRUST	RAINCO HOLDINGS TRUST
By: /s/ Earnest H. DeLong	By: /s/ Earnest H. DeLong
Its: Trustee	Its: Trustee

GRAND EXECUTIVE TRUST	YANG FAMILY TRUST
By: /s/ Reginald Garnett	By: /s/ Reginald Garnett
Its: Trustee	Its: Trustee

IBADAH LIFE TRUST	RAINCO MANAGEMENT, LLC
By: /s/ Earnest H. DeLong	By: /s/ Nicole C. Singletary
Its: Trustee	Its: Managing Director